Exhibit 12
WASHINGTON REAL ESTATE INVESTMENT TRUST
Computation of Ratios
(In thousands)
Earnings to fixed charges ratio:

	Three Months Ended December 31,	Year Ended December 31,
	2012	2012	2011		2010		2009	2008
Income (loss) from continuing operations	$1,248	$17,099	$(2,898)		$(609)		$8,269	$(10,220)
Additions:
Fixed charges:
Interest expense	17,411	64,697	66,214		66,965		72,425	72,413
Capitalized interest	438	1,688	738		858		1,352	2,347
	17,849	66,385	66,952		67,823		73,777	74,760
Deductions:
Capitalized interest	(438)	(1,688)	(738)		(858)		(1,352)	(2,347)
Net income attributable to noncontrolling interests	—	—	(494)		(133)		(203)	(211)
Adjusted earnings	$18,659	$81,796	$62,822		$66,223		$80,491	$61,982
Fixed charges (from above)	$17,849	$66,385	$66,952		$67,823		$73,777	$74,760
Ratio of earnings to fixed charges	1.05	1.23	0.94	(1)	0.98	(2)	1.09	0.83	(3)

(1) Due to WRIT's loss from continuing operations, the ratio was less than 1:1. WRIT must generate additional earnings of $4,130 to achieve a ratio of 1:1.
(2) Due to WRIT's loss from continuing operations, the ratio was less than 1:1. WRIT must generate additional earnings of $1,600 to achieve a ratio of 1:1.
(3) Due to WRIT's loss from continuing operations, the ratio was less than 1:1. WRIT must generate additional earnings of $12,778 to achieve a ratio of 1:1.

Debt service coverage ratio:

	Three Months Ended December 31,	Year Ended December 31,
	2012	2012	2011	2010	2009	2008
Net income attributable to the controlling interests	$2,958	$23,708	$104,884	$37,426	$40,745	$27,082
Additions:
Interest expense, including discontinued operations	17,481	64,958	66,947	68,979	75,001	75,041
Real estate depreciation and amortization, including discontinued operations	26,131	103,934	100,528	95,746	94,447	86,898
Income tax expense (benefit)	57	245	1,146	—	—	—
Real estate impairment, including discontinued operations	2,097	2,097	15,125	—	—	—
Non-real estate depreciation	131	914	1,001	1,102	1,192	1,175
	45,897	172,148	184,747	165,827	170,640	163,114
Deductions:
Gain on sale of real estate attributable to the controlling interests	(1,400)	(5,124)	(97,091)	(21,599)	(13,348)	(15,275)
Loss (gain) on extinguishment of debt	—	—	976	9,176	(5,336)	5,583
Gain from non-disposal activities	—	—	—	(7)	(73)	(17)
Adjusted EBITDA	$47,455	$190,732	$193,516	$190,823	$192,628	$180,487
Debt service:
Interest expense	$17,481	$64,958	$66,947	$68,979	$75,001	$75,041
Principal amortization	1,001	5,151	4,615	4,302	4,030	3,488
	$18,482	$70,109	$71,562	$73,281	$79,031	$78,529
Debt service coverage ratio	2.57	2.72	2.70	2.60	2.44	2.30